Exihibit 7.4 - Calculation of Non-Consolidated Solvency Ratio for Total
               Capital and Tier 1 Capital in accordance with "BIS" standards and the statutorily approved financial statements for 12/31/00, 12/31/01 and 12/31/02

                                                                  NON-CONSOLIDATED
                                                    ----------------------------------------------
                                                    12/31/2002        12/31/2001        12/31/2000
                                                    ----------        ----------        ----------
1. TIER I CAPITAL

      Capital                                          529,138           525,000           523,738
      Reserves (including undivided profit)            194,399           145,383           143,528
      Issue Premium                                  1,193,363         1,174,331         1,212,080
      Other                                             17,828            35,992            42,152
                                                    ----------        ----------        ----------
                                                     1,934,728         1,880,706         1,921,498

   Deductions
      Intangible Assets and Deferred Costs (1)         (64,088)          (18,134)          (38,623)
                                                    ----------        ----------        ----------
            Eligible Tier I Capital                  1,870,640         1,862,572         1,882,875

2. TIER II CAPITAL

      Subordinated Debt (2)                            660,608           773,991           759,360
      Reavaluation Reserves
       . Outstanding                                    42,577            42,577            42,577
       . Potential                                       2,008               778             2,255
       Reserves for general loan risks                 130,875           163,162           192,835
                                                    ----------        ----------        ----------
                                                       836,068           980,508           997,027

3. DEDUCTIONS

      Shareholdings over 10%                        (1,768,711)       (1,821,868)       (1,932,169)
      Shareholdings under 10%                         (189,281)           (4,864)           (4,832)
                                                    ----------        ----------        ----------
                                                    (1,957,992)       (1,826,732)       (1,937,001)
                                                    ----------        ----------        ----------

4. ELIGIBLE CAPITAL = 1 + 2 - 3                        748,716         1,016,348           942,901

5. TOTAL RISK-WEIGHTED ASSETS                        8,972,710         9,837,706         8,193,588
   BIS Ratio (=4/5)                                       8.34%            10.33%            11.51%
  (1/5)                                                  20.85%            18.93%            22.98%

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(1)   Improvements to leased property,public campaigns,and extraordinary contributions to the Pension Fund

(2) Subordinated bonds and Participation certificates, limited to 50% of Elegible Tier I Capital


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